Exhibit 1.2
                   DELAWARE INVESTMENTS UNIT INVESTMENT TRUST
                                    SERIES 21
                                 TRUST AGREEMENT
                                                          Dated:  August 4, 1998

         This Trust Agreement dated as of August 4, 1998 between Delaware Capital Management, Inc., as Depositor and The Chase Manhattan Bank, as Evaluator and Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Delaware-Voyageur Unit Investment Trust Series 9 and certain subsequent Series, Standard Terms and Conditions of Trust Dated May 6, 1997" (herein called the "STANDARD TERMS AND CONDITIONS OF TRUST"), and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

                                WITNESSETH THAT:

         In consideration of the premises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows:

                                     PART I
                     STANDARD TERMS AND CONDITIONS OF TRUST

         Subject to the Provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                                     PART II
                      SPECIAL TERMS AND CONDITIONS OF TRUST

         The following special terms and conditions are hereby agreed to:

                   (a) The Securities listed in Schedule A hereto have been deposited in Trust under this Trust Agreement.

                   (b) The first sentence of the fifth paragraph of Section 5.02 of the Standard Terms and Conditions of Trust is hereby amended by replacing the phrase "at least that number of Units" with "that number of Units which meet the dollar amount requirements."


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                  (c) The following shall be added at the end of the first
         paragraph of subsection (a) of Section 5.03:

         "The notice and form of election to be sent to Unitholders in respect of any redemption and purchase of Units of a New Series as provided in this section shall be in such form and shall be sent at such time or times as the Depositor shall direct the Trustee in writing and the Trustee shall have no responsibility therefor. The Distribution Agent acts solely as disbursing agent in connection with purchases of Units pursuant to this Section and nothing herein shall be deemed to constitute the Distribution Agent a broker in such transactions."

                  (d) All references to Voyageur Fund Managers, Inc. in the Standard Terms and Conditions of Trust shall be amended to refere to Delaware Capital Management, Inc.

                  (e) Section 10.02 of the Standard Terms and Conditions of Trust shall be deleted and replaced in its entirety with the following:

                  "Section 10.02. Initial Cost. Subject to reimbursement as hereinafter provided, the cost of organizing the Trust and the sale of the Trust Units shall be borne by the Depositor, provided, however, that the liability on the part of the Depositor under this section shall not include any fees or other expenses incurred in connection with the administration of the Trust subsequent to the deposit referred to in Section 2.01. At the conclusion of the primary offering period (as certified by the Depositor to the Trustee), the Trustee shall withdraw from the Account or Accounts specified in the Prospectus or, if no Account is therein specified, from the Capital Account, and pay to the Depositor the Depositor's reimbursable expenses of organizing the Trust and sale of the Trust Units in an amount certified to the Trustee by the Depositor. If the cash balance of the Capital Account is insufficient to make such withdrawal, the Trustee shall, as directed by the Depositor, sell Securities identified by the Depositor, or distribute to the Depositor Securities having a value, as determined under Section 4.01 as of the date of distribution, sufficient for such reimbursement. The reimbursement provided for in this section shall be for the account of the Unit holders of record at the conclusion of the primary offering period. Any assets deposited with the Trustee in respect of the expenses reimbursable under this Section 10.02 shall be held and administered as assets of the Trust for all purposes hereunder. The Depositor shall deliver to the Trustee any cash identified in the Statement of Net Assets of the Trust included in the Prospectus not later than the expiration of the Delivery Period and the Depositor's obligation to make such delivery shall be secured by the letter of credit deposited pursuant to Section 2.01. Any cash which the Depositor has identified as to be used for reimbursement of expenses pursuant to this Section 10.02 shall be held by the Trustee, without interest, and reserved for such purpose and, accordingly, prior to the conclusion of the primary offering period, shall not be subject to distribution or, unless the Depositor otherwise directs, used for payment of redemptions in excess of the per Unit amount payable pursuant to the next sentence. If a Unit holder redeems



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         Units prior to the conclusion of the primary offering period, the
         Trustee shall pay to the Unit holder, in addition to the Redemption Value of the tendered Units, unless otherwise directed by the Depositor, an amount equal to the estimated per Unit cost of organizing the Trust and the sale of Trust Units set forth in the Prospectus, or such revision thereof most recently communicated to the Trustee by the Depositor pursuant to Section 5.01, multiplied by the number of Units tendered for redemption; to the extent the cash on hand in the Trust is insufficient for such payment, the Trustee shall have the power to sell Securities in accordance with Section 5.02. The Trustee, upon receipt of notification and certification from the Depositor of the amount of any reimbursable expenses relating to the sale of Trust Units incurred by the Depositor subsequent to the conclusion of the primary offering period, shall withdraw from the Capital Account as set forth above, and pay to the Depositor such amount. As used herein, the Depositor's reimbursable expenses of organizing the Trust and sale of the Trust Units shall include the cost of the initial preparation and typesetting of the registration statement, prospectuses (including preliminary prospectuses), the indenture, and other documents relating to the Trust, SEC and state blue sky registration fees, the cost of the initial valuation of the portfolio and audit of the Trust, the initial fees and expenses of the Trustee, and legal and other out-of-pocket expenses related thereto, but not including the expenses incurred in the printing of preliminary prospectuses and prospectuses, expenses incurred in the preparation and printing of brochures and other advertising materials and any other selling expenses.

(f) Section 5.01 of the Standard Terms and Conditions of Trust shall be amended as follows:

         (i) The phrase "(3) amounts representing organizational expenses paid from the Trust less amounts representing accrued organizational expenses of the Trust, and (4) all other assets of the Trust;" in the first sentence shall be replaced with ", and (3) all other assets of the Trust;".

         (ii) The word "and" shall be removed from the end of section (2) in the "Deduct" section of the first sentence of Section 5.01 and section (3) in the "Deduct" section of the first sentence of Section 5.01 shall be deleted and replaced in its entirety with the following:


                  "(3) amounts representing unpaid accrued organizational and offering costs, and

                  (4) cash allocated for distribution to Unitholders of the Trust Fund of record as of the business day prior to the evaluation then being made."

         (iii) The last paragraph of Section 5.01 shall be replaced in its entirety with the following:

                  "Prior to the payment to the Depositor of its reimbursable organizational and offering costs to be made at the conclusion of the primary offering period in accordance with Section 10.02, for purposes of determining the Trust Fund



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                  Evaluation under this Section 5.01, the Trustee shall rely upon the amounts representing unpaid accrued organizational and offering costs in the estimated amount per Unit set forth in the Prospectus until such time as the Depositor notifies the Trustee in writing of a revised estimated amount per Unit representing unpaid accrued organizational and offering costs. Upon receipt of such notice, the Trustee shall use this revised estimated amount per Unit representing unpaid accrued organizational and offering costs in determining the Trust Fund Evaluation but such revision of the estimated expenses shall not effect calculations made prior thereto and no adjustment shall be made in respect thereof. Reimbursable offering costs incurred by the Depositor subsequent to the conclusion of the primary offering period shall be accounted for as paid by the Trustee."



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         IN WITNESS WHEREOF, Delaware Capital Management, Inc. has caused this
Trust Agreement to be executed by its Assistant Vice President and The Chase Manhattan Bank has caused this Trust Agreement to be signed by one of its Vice Presidents or Second Vice Presidents all as of the day, month and year first above written.

                        Delaware Capital Management, Inc., Depositor


                        By:  /s/ Michael D. Mabry
                             Assistant Vice President/Assistant Secretary/Senior
                                 Counsel





                         The Chase Manhattan Bank, Evaluator and Trustee


                         By: /s/ Robert Ionescu



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                          SCHEDULE A TO TRUST AGREEMENT

                         SECURITIES INITIALLY DEPOSITED
                                       IN
              DELAWARE INVESTMENTS UNIT INVESTMENT TRUST, SERIES 21

(Note: Incorporated herein and made a part hereof are the "SCHEDULES OF
       INVESTMENTS" as set forth in the Prospectus.)